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[LETTERHEAD OF GRANT THORTON LLP]                                   EHXIBIT 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


      We have issued our report dated May 11, 2001 (except for Note Q as to which the date is April 4, 2002) accompanying the consolidated financial statements of Wayne Savings Bancshares, Inc. as contained in Form SB-2 of Wayne Savings Bancshares, Inc. to be filed with the Securities and Exchange Commission on or about April 30, 2002. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts."


/s/ Grant Thornton LLP

Cincinnati, Ohio
April 30, 2002